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                      SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.





                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                        Provident Bankshares Corporation
               ___________________________________________________
                                (Name of Issuer)

                     Common Stock par value $1.00 per share
               ___________________________________________________
                         (Title of Class of Securities)


                                     743859
               ___________________________________________________
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement | |. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1745 (2-95)
                              Page 1 of 5 pages

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________________________________________________________________________________
CUSIP NO. 743859                      13G             Page 2 of  5  Pages
________________________________________________________________________________


________________________________________________________________________________
1       NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Provident Bank of Maryland
        Employee Stock Ownership Plan
        IRS ID No. 52-0451620
________________________________________________________________________________
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             _
                                                        (a) |_|
                                                        (b) |_|
________________________________________________________________________________
3       SEC USE ONLY



________________________________________________________________________________
4       CITIZENSHIP OR PLACE OF ORGANIZATION
        Employee stock benefit plan of Maryland chartered stock trust company.
________________________________________________________________________________
                      5      SOLE VOTING POWER
     NUMBER OF                     -0-

       SHARES        ___________________________________________________________
                      6      SHARED VOTING POWER
    BENENFICIALLY                  -0-

      OWNED BY       ___________________________________________________________
                      7      SOLE DISPOSITIVE POWER
        EACH                       -0-

      REPORTING      ___________________________________________________________
                      8      SHARED DISPOSITIVE POWER
       PERSON                      -0-

        WITH
________________________________________________________________________________
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              -0-

________________________________________________________________________________
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


________________________________________________________________________________
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              0.00% of 7,897,337 shares of Common Stock outstanding as of December 31, 1995.

________________________________________________________________________________
12      TYPE OF REPORTING PERSON*
              EP

________________________________________________________________________________
                     *SEE INSTRUCTION BEFORE FILLING OUT!


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                          PROVIDENT BANK OF MARYLAND
                         EMPLOYEE STOCK OWNERSHIP PLAN

                                 SCHEDULE 13G

Item 1(a)   Name of Issuer:
            Provident Bankshares Corporation

Item 1(b)   Address of Issuer's Principal Executive Offices:
            114 East Lexington Street
            Baltimore, Maryland  21202

Item 2(a)   Name of Person Filing:
            Provident Bank of Maryland
            Employee Stock Ownership Plan
            Trustee: Robert L. Davis, General Counsel and Secretary
                     R. Wayne Hall, Controller
                     114 East Lexington Street
                     Baltimore, Maryland  21202

Item 2(b)   Address of Principal Business Offices or, if none, Residence:
            114 East Lexington Street
            Baltimore, Maryland  21202

Item 2(c)   Citizenship:
            Employee stock benefit plan of Maryland chartered stock trust company

Item 2(d)   Title of Class of Securities: Common Stock par value $1.00 per share

Item 2(e)   CUSIP Number:     743859

Item 3 The person filing this statement is an employee benefit plan which is Subject to the provisions of the Employee Retirement Income Security Act of 1974.

Item 4 Ownership. As of December 31, 1995, the reporting person beneficially owned no shares of the issuer. This number of shares represents 0.00% of the common stock, par value $1.00, of the issuer, based upon 7,897,337 shares of such common stock outstanding as of December 31, 1995.


                              Page 3 of 5 pages

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Item 5      Ownership of Five Percent or Less of a Class.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the benefical owner of more than five percent of the class of securities, check the following |X|.

Item 6      Ownership of More than Five Percent on Behalf of Another Person.

            N/A

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

            N/A

Item 8      Identification and Classification of Members of the Group.

            N/A

Item 9      Notice of Dissolution of Group.

            N/A



                              Page 4 of 5 pages

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Item 10     Certification.

            N/A

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                  February 14, 1996
                  ____________________________________________
                                 (Date)

                  /s/ Robert L. Davis
                  ____________________________________________
                                 (Signature)

                  General Counsel and Secretary
                  ____________________________________________
                                 (Name/Title)









                              Page 5 of 5 pages